Exhibit 21.1

SUBSIDIARIES OF SAMBA TV, INC.

Subsidiary	Jurisdiction
Samba TV UK Limited	United Kingdom
Free Stream Media Japan K.K	Japan
Samba TV Poland Sp.zo.o	Poland
Samba TV Germany GmbH	Germany
Free Stream Media Corp., Taiwan Branch	Taiwan
Screen 6 B.V. Netherlands	Netherlands